Exhibit (j)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the references made to our firm under the captions "Financial Highlights" for Scudder Target 2012 Fund (formerly, Scudder Retirement Fund Series III) in the Target Funds Prospectus and "Auditors" and "Financial Statements" in the Statement of Additional Information for Scudder Target 2012 Fund included in Post-Effective Amendment No. 35 to the Registration Statement (Form N-1A, No. 33-30876) of Scudder Target 2012 Fund. We also consent to the incorporation by reference into the Statement of Additional Information for Scudder Target 2012 Fund of our report dated September 13, 2001 with respect to the financial statements and financial highlights of the Scudder Target 2012 Fund, included in the July 31, 2001 annual report.

                                                  /s/ERNST & YOUNG LLP
                                                  ERNST & YOUNG LLP


Boston, Massachusetts
February 8, 2002